EXHIBIT 16.2

                                [KPMG LETTERHEAD]

Confidential

Audit Committee
The Netplex Group, Inc.
8260 Greensboro Drive, Fifth Floor
McLean, VA  22102

May 13, 1999

Ladies and Gentlemen:

We have audited the financial statements of The Netplex Group, Inc. and subsidiaries for the period ended December 31, 1998 and have issued our report thereon dated April 19, 1999. In planning and performing our audit of the financial statements of The Netplex Group, Inc. and subsidiaries we considered internal control in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements. An audit does not include examining the effectiveness of internal control and does not provide assurance on internal control.

The maintenance of adequate internal controls designed to fulfill control objectives is the responsibility of management. Because of inherent limitations in internal control, errors or fraud may nevertheless occur and not be detected. Also, controls found to be functioning at a point in time may later be found deficient because of the performance of those responsible for applying them, and there can be no assurance that controls currently in existence will be adequate in the future as changes take place in the organization.

We noted a certain matter involving internal control and its operation that we consider to be a reportable condition under standards established by the American Institute of Certified Public Accountants. Reportable conditions are matters coming to our attention that, in our judgment, relate to significant deficiencies in the design or operation of internal control and could adversely affect the organization's ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements. Our consideration of internal control would not necessarily disclose all matters in internal control that might be reportable conditions.

The reportable condition noted during our audit is summarized as follows:

System of Financial Reporting

In our letter dated June 16, 1998, with respect to the audit of the 1998 financial statements of the Company, we recommended that the Company improve the timeliness of its filings with the Securities and Exchange Commission (SEC).


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During our audit of the 1998 financial statements we noted that the Company had to seek extensions on several of its required filings with the Securities and Exchange Commission and also had to amend the Form 10-Q's previously filed for the first 3 quarters of 1998. We believe that this is the result of the Company's system of financial reporting not being adequate to enable the Company to report accurate and timely financial information. We believe that the Company's process for accumulating financial data does not provide management with sufficient time to evaluate the data in an effort to ensure accurate financial reporting, nor to enable the Company to meeting financial reporting deadlines in a timely manner. In addition, we believe that the Company's system of financial reporting does not include a periodic process of evaluating the Company's financial reporting policies in light of significant events or changes in circumstances which might impact those policies.

We recommend that the Company establish a more sound system of financial reporting. Such a system would include establishing reasonable deadlines for accumulation of financial data, and creating an environment in which management has the ability to evaluate the accuracy of the financial data. In addition, the system would take into consideration the time necessary for outside advisors (i.e. lawyers, accountants) to perform necessary and required procedures with respect to the Company's financial reporting. Further, the system should also include a periodic process of evaluating the adequacy and appropriateness of the Company's financial reporting policies.

This condition was considered in determining the nature, timing, and extent of the audit tests applied in our audit of the 1998 financial statements, and this report does not affect our report on these financial statements dated April 19, 1999. We have not considered internal control since the date of our report.

This report is intended solely for the information and use of the audit committee, management, and others within the organization.

Very truly yours,



KPMG LLP